NEWS

RELEASE

MOD-PAC CORP. × 1801 Elmwood Avenue × Buffalo, NY  × 14207

For more information contact:

Kei Advisors LLC

Deborah K. Pawlowski

716.843.3908

dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. Selects David B. Lupp as Chief Financial Officer

BUFFALO, NY, January 26, 2006 -- MOD-PAC CORP. (NASDAQ: MPAC) a commercial on demand printer and manufacturer of custom paperboard packaging, announced today that its Board of Directors has appointed David B. Lupp as Chief Financial Officer beginning Monday, January 30, 2006.  Mr. Lupp was selected after an extensive search among qualified candidates over several months.   Mr. Lupp was senior vice president-finance, chief financial officer, treasurer and secretary of International Imaging Materials, Inc., a global, private company which manufactures thermal transfer ribbons.

Daniel G. Keane, President and CEO of MOD-PAC commented, “I am pleased to have Dave join the MOD-PAC team.  Dave brings with him extensive experience in the financial management of rapidly growing businesses with a strong depth of knowledge in developing effective and efficient financial planning and reporting processes.  I am confident Dave will be a strong contributor to MOD-PAC’s future successes.”

A Certified Public Accountant, Mr. Lupp held progressively responsible roles with International Imaging Materials, Inc. over his 16 years with the company.  Prior to that, he served as Vice President of Finance and Administration of MHP Machines, Inc. a small public company that he was with from 1987 to 1989.  Mr. Lupp also held advancing roles at LTV Aerospace and Defense Company and began his career at KPMG where he achieved the level of Audit Manager in 1983.  Mr. Lupp is a Magna Cum Laude graduate of the State University of New at Buffalo with a Bachelor of Science in Accounting.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a rapidly growing, high value-added print services firm operating a unique low-cost business model.  MOD-PAC’s strategy is to capture the market currently served by thousands of printers with under $5 million in annual print volume.  By leveraging its capabilities to innovate and aggressively integrate technology into its marketing and operations, and to provide economically-priced, short run, on demand print products and services within its superprint facility, it can capture a large part of a $25 billion small print shop market.

Consistently outpacing the printing industry in growth and profits, MOD-PAC’s key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products.  The Company applies lean manufacturing processes coupled with state-of-the-art printing technologies to challenge its competition and expand its market share.

Additional information on MOD-PAC can be found at its recently re-launched website: http://www.modpac.com

Safe Harbor Statement:  This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission.  The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

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